Exhibit 10.15

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of September, 2003, by and between Inergy GP, LLC, a Delaware limited liability company (the “Company”), and David G. Dehaemers, Jr., an individual (“Employee”).

The Company and Employee hereby agree as follows:

1. Employment. Employee is being employed by the Company as the Company’s Executive Vice President of Corporate Development upon and subject to the terms and conditions of this Agreement. During the term of his employment under this Agreement, Employee shall report to the Company’s Chief Executive Officer. Employee shall begin his employment with the Company on September 15, 2003.

2. Duties. During the term of his employment under this Agreement, Employee will perform his duties hereunder at such time or times as the Company may reasonably request. Employee’s duties may be varied by the Company from time to time without violating the terms of this Agreement and shall include: (i) devoting his reasonable best efforts and his entire business time to further properly the interests of the Company to the satisfaction of the Company, (ii) being subject to the Company’s direction and control at all times with respect to his activities on behalf of the Company, (iii) complying with all rules, orders, regulations, policies, practices and decisions of the Company, (iv) truthfully and accurately maintaining and preserving all records and making all reports as the Company may require, and (v) fully accounting for all monies and other property of the Company of which he may from time to time have custody and delivering the same to the Company whenever and however directed to do so.

3. Compensation. For all services rendered by Employee to the Company, the Company shall pay Employee a salary (the “Salary”) at the annual rate of Two Hundred Thousand Dollars ($200,000), payable in arrears in accordance with the Company’s general payroll practices. All payments and benefits provided pursuant to this Agreement shall be subject to income tax withholding and other applicable tax and withholding requirements.

4. Expenses. The Company shall reimburse Employee for all ordinary and necessary out-of-pocket expenses incurred and paid by Employee in the course of the performance of Employee’s duties pursuant to this Agreement and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to the manner of approval and reporting of such expenses.

5. Additional Benefits.

(a) Employee shall be eligible for such fringe benefits normally provided to other members of the executive management of the Company generally and such additional benefits as may be from time to time agreed upon in writing between Employee and the Company.

(b) Employee will receive cash bonuses as determined by the Company in its sole discretion, payable in such amounts and at such times as the Company shall determine.

6. Covenant Not to Disclose Confidential Information. Employee acknowledges that during the course of his employment with the Company Employee has or will have access to and knowledge of certain information and data that the Company or any subsidiary, parent or affiliate of the Company considers confidential and that the release of such information or data to unauthorized persons or entities would be extremely detrimental to the Company. As a consequence, Employee hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that, during or after the term of his employment, without the prior written consent of the Company, he will not communicate, publish or disclose, to any person or entity anywhere or use (for his own benefit or the benefit of others) any Confidential Information (as hereinafter defined) for any purpose other than carrying out his duties as contemplated by this Agreement. Employee will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information to ensure that any unauthorized persons or entities do not gain possession of any Confidential Information and, in particular, will not permit any Confidential Information to be read, duplicated or copied. Employee will return to the Company all originals and copies of documents and other materials, whether in printed or electronic format or otherwise, containing or derived from Confidential Information in Employee’s possession or under Employee’s control when the duties of Employee no longer require Employee’s possession thereof, or whenever the Company shall so request, and in any event will return all such Confidential Information within ten (10) days if the employment relationship with the Company is terminated for any or no reason and will not retain any copies thereof. Employee acknowledges that Employee is obligated to protect the Confidential Information from disclosure or use even after termination of such employment relationship. For purposes hereof, the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any subsidiary, parent or affiliate of the Company, or any party to whom the Company owes a duty of confidentiality that is not known generally to the industry in which the Company or any subsidiary, parent or affiliate of the Company, or any party to whom the Company owes a duty of confidentiality is or may be engaged, including, but not limited to, any and all trade secrets, proprietary data and information relating to the Company’s or any subsidiary, parent or affiliate of the Company’s, or any party to whom the Company owes a duty of confidentiality past, present or future business and products, price lists, customer lists, acquisition candidates, processes, procedures or standards, know-how, manuals, hardware, software, source code, business strategies, records, marketing plans, drawings, technical information, specifications, designs, patent information, financial information, whether or not reduced to writing, or information or data that the Company or any subsidiary, parent or affiliate of the Company or any party to whom the Company owes a duty of confidentiality advises Employee should be treated as confidential information. Confidential Information does not include any information that: (i) is rightfully known to Employee prior to Employee’s employment, and independent of any disclosure or access to the information via the Company as evidenced by Employee’s written records; or (ii) is or later becomes part of the public domain and known within the relevant industry through no fault of Employee.

7. Disclosure and Assignment of Intellectual Property.

(a) Employee agrees that the Company shall become the owner of all inventions, discoveries, developments, ideas, writings, and expressions, including, but not limited to, any and all concepts, improvements, techniques, know-how, innovations, systems, processes, machines, current or proposed products, works, information, reports, papers, logos, computer programs, designs, marketing materials, and methods of manufacture, distribution, management or other methods (whether or not reduced to writing and whether or not patentable or protectable by copyright), that Employee conceives, develops, creates, makes, perfects or reduces to practice in whole or in part while employed by the Company and that: (i) directly or indirectly relate to or arise out of Employee’s job responsibilities for the Company or the performance of the duties of Employee’s employment by the Company; (ii) result from research, development, or other activities of the Company; or (iii) relate or pertain in any way to the existing or reasonably anticipated scope, business or products of the Company or any subsidiary, parent or affiliate of the Company (hereinafter the “Intellectual Property”). All of the right, title and interest in and to the Intellectual Property shall become exclusively owned by the Company or its nominee regardless of whether or not the conception, development, creation, making, perfection or reduction to practice of such Intellectual Property involved the use of the Company’s time, facilities or materials and regardless of where such Intellectual Property may be conceived, made or perfected.

(b) Employee agrees to promptly and fully disclose in writing to the Company all inventions, discoveries, developments, ideas, writings, and expressions conceived, developed, created, made, perfected or reduced to practice, in whole or in part, while employed by the Company, regardless of whether Employee believes the invention, discovery, development, writing, expression or idea should be considered Intellectual Property of the Company under any provision of this Agreement, in order to enable the Company to make a determination as to its rights with respect to the same.

(c) Any and all information relating to Intellectual Property shall be considered Confidential Information and shall not be disclosed by Employee to any person or entity outside of the Company.

(d) Any Intellectual Property that is the subject of copyright shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended, and shall be the sole property of the Company or its nominee. To the extent that the Company does not automatically own any such Intellectual Property as a work made for hire, Employee shall assign all right, title and interest in and to such Intellectual Property to the Company. All right, title and interest in and to any other Intellectual Property, including, but not limited to, patent, industrial design, trademark, trade dress and trade secret rights shall be assigned and is hereby assigned exclusively to the Company or its nominee. Employee further agrees to execute and deliver all documents and do all acts that the Company shall deem necessary or desirable to secure to the Company or its nominee the entire right, title and interest in and to the Intellectual Property, including, but not limited to, executing applications for any United States and/or foreign patents or copyright registrations, disclosing relevant prior art, reviewing office actions and providing technical input to assist the Company in overcoming any rejections. Any document prepared and filed pursuant to this Section 7(d) shall be prepared and filed at the Company’s expense. Employee further agrees to cooperate with the Company as reasonably necessary to maintain or enforce the Company’s rights in the Intellectual Property. Employee hereby irrevocably appoints the President of the Company as Employee’s attorney-in-fact with authority to execute for Employee and on Employee’s behalf any and all assignments, patent or copyright applications, or other instruments and documents required to be executed by Employee pursuant to this Section 7(d), if Employee is unwilling or unable to execute same.

(e) The Company shall have no obligation to use, attempt to protect by patent or copyright, or promote any of the Intellectual Property; provided, however, that the Company, in its sole discretion, may reward Employee for any especially meritorious contributions in any manner it deems appropriate or may provide Employee with full or partial releases as to any subject matter contributed by Employee in which the Company is not interested.

8. Legal Proceedings to Compel Disclosure. In the event that Employee is requested pursuant to, or required by, applicable law, regulation, or legal process, to disclose any Confidential Information or Intellectual Property, Employee shall notify the Company of such request within five (5) days of such request being made and shall enable the Company or any subsidiary, parent or affiliate of the Company to seek an appropriate protective order. In the event that such a protective order or other protective remedy is not obtained, Employee shall furnish only that portion of the Confidential Information or Intellectual Property that, in the opinion of Employee’s counsel, is legally required and will exercise Employee’s best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information or Intellectual Property.

9. Covenant Not to Compete. Employee acknowledges that during his employment with the Company he, at the expense of the Company, will be specially trained in the business of the Company, will establish favorable relations with the customers, clients and accounts of the Company or any subsidiary, parent or affiliate of the Company and will have access to Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company. Therefore, in consideration of such training and relations, and in consideration of his employment with the Company, and to further protect the Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company, Employee agrees that (i) in the case of (a) and (b) below, during the term of his employment by the Company and continuing for a period ending on the later of (x) the date on which Employee no longer owns, directly or indirectly, an interest in Inergy Holdings, LLC, a Delaware limited liability company, or (y) the date on which Employee no longer owns, directly or indirectly, an interest in any general partner of Inergy, L.P., and (ii) in the case of (c) below, during the term of his employment by the Company and for a period of one (1) year from and after the voluntary or involuntary termination of such employment for any or no reason, he will not, directly or indirectly, without the express written consent of the Company, except when and as requested to do in and about the performing of his duties under this Agreement:

(a) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, member, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist, any individual or entity in the conduct of any business that (1) trades, markets, sells or distributes propane gas (at retail, wholesale or otherwise), gathers, processes, stores, transports, trades, markets or distributes natural gas or liquefied by-products of natural gas or petroleum or other natural resources (at retail, wholesale or otherwise) or sells, services and installs parts, appliances or supplies related thereto, and (2) is located in or doing business within the United States or Canada;

(b) divert or attempt to divert clients or customers (whether or not such persons have done business with the Company or any subsidiary, parent or affiliate of the Company once or more than once) or accounts of the Company or any subsidiary, parent or affiliate of the Company; or

(c) entice or induce or in any manner influence any person who is or shall be in the employ or service of the Company or any subsidiary, parent or affiliate of the Company to leave such employ or service for the purpose of engaging in a business that may be in competition with any business now or at any time during the period hereof engaged in by the Company or any subsidiary, parent or affiliate of the Company.

Notwithstanding the foregoing provisions, Employee may (i) take action for, on behalf of, and at the direction of the Company pursuant to a written agreement with the Company or otherwise, and (ii) own up to five percent (5%) of the outstanding equity securities in any corporation or entity (including, but not limited to, units in a master limited partnership) that is listed upon a national stock exchange or actively traded in the over-the-counter market.

10. Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Employee contained in Sections 6, 7, 8 or 9 hereof, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Employee, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to the Company all ascertainable damages, including, but not limited to, costs and reasonable attorneys’ fees sustained by the Company by reason of the breach or threatened breach of such covenants and assurances. The covenants and obligations of Employee set forth in Sections 6, 7, 8 and 9 hereof are in addition to and not in lieu of or exclusive of any other obligations and duties of Employee to the Company, whether express or implied in fact or in law.

11. Company Policies. Employee agrees to affirmatively support the Company’s policies and practices as they may from time to time be adopted by the Company, including, but not limited to, policies against discrimination and harassment in the workplace.

12. Term and Termination.

(a) Subject to earlier termination as provided in Sections 12(b) and 12(c) below, the term of Employee’s employment under this Agreement shall be three (3) from the date set forth in Section 1.

(b) Notwithstanding Section 12(a) above, Employee’s employment with the Company shall terminate immediately upon the death, disability or adjudication of legal incompetence of Employee, or upon the Company’s ceasing to carry on its business without assigning this Agreement pursuant to Section 18 or becoming bankrupt. For purposes of this Agreement, Employee shall be deemed to be disabled when Employee has become unable, by reason of physical or mental disability, to satisfactorily perform the essential functions of his job and there is no reasonable accommodation that can be provided to enable him to perform satisfactorily those essential functions. Such matters shall be determined by, or to the reasonable satisfaction of, the Company.

(c) Notwithstanding Section 12(a) above, the Company may terminate Employee’s employment at any time for Cause or without Cause. “Cause” means: (i) Employee has failed to perform his duties as an employee of the Company, to perform any obligation under this Agreement or to reasonably comply with the Company’s policies and decisions, provided that the Company has given Employee at least thirty (30) days notice prior to such termination specifying that failure in reasonable detail and Employee is unsuccessful in correcting that failure or in preventing its reoccurrence; (ii) Employee has willfully engaged in misconduct that is injurious to the Company; (iii) Employee has been convicted of, or has entered a plea of nolo contendere to, any crime involving the theft or willful destruction of money or other property, any crime involving moral turpitude or fraud, or any crime constituting a felony; or (iv) Employee has engaged in acts or omissions against the Company constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance.

(d) In the event Employee’s employment with the Company is terminated (i) as a result of the death, disability, adjudication of legal incompetence of Employee, (ii) as a result of the Company becoming bankrupt, (iii) by the Company for Cause, or (iv) by Employee for any or no reason, the Company shall pay or provide to Employee:

(i) such Salary as Employee shall have earned and not yet received through the date of such employment termination, determined on a pro rata basis based on the number of work days in the month of termination; and

(ii) such other fringe benefits (other than any bonus, severance pay benefit or participation in the Company’s 401(k) employee benefit plan) normally provided to employees of the Company as Employee shall have earned and not yet received through the date of such employment termination, determined on a pro rata basis based on the number of work days in the month of termination.

(e) In the event the Company terminates Employee’s employment with the Company (i) without Cause, or (ii) as a result of the Company ceasing to carry on its business without assigning this Agreement pursuant to Section 18, the Company shall pay or provide to Employee:

(i) such Salary as Employee shall have earned and not yet received through the date of such employment termination, determined on a pro rata basis based on the number of work days in the month of termination;

(ii) an amount equal to the lesser of (A) One Hundred Thousand Dollars ($100,000) (one half of Employee’s annual Salary), or (B) the unpaid amount of Employee’s Salary for the remainder of the then-current term of this Agreement, in either case, payable in six equal monthly installments on the last payroll date of the month, commencing with the month immediately following the month in which such employment is terminated; and

(iii) such other fringe benefits (other than any bonus, severance pay benefit or participation in the Company’s 401(k) employee benefit plan) normally provided to employees of the Company as Employee shall have earned and not yet received through the date of such employment termination, determined on a pro rata basis based on the number of work days in the month of termination.

13. Survival of Obligations. All obligations of the parties that by their nature involve performance, in any particular, after the expiration or termination of Employee’s employment with the Company, or that cannot be ascertained to have been fully performed until after the expiration or termination of Employee’s employment with the Company, shall survive the expiration or termination of this Agreement.

14. Notice. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Name:	With Copy To:	With Copy To:
Attn: John J. Sherman	Attn: Laura Ozenberger	Attn: Paul E. McLaughlin
Inergy GP, LLC	Inergy GP, LLC	Stinson Morrison Hecker LLP
2 Brush Creek Blvd., Suite 200	2 Brush Creek Blvd., Suite 200	1201 Walnut Street
Kansas City, MO 64112	Kansas City, MO 64112	Kansas City, MO 64106

If to Employee:

Name:

David G. Dehaemers, Jr.

14747 Mission Road

Leawood, KS 66224

or such other persons and/or addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given only upon its delivery in accordance with this Section 14.

15. No Conflicts. Employee represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of Employee’s obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Employee is a party or under which Employee is bound, including, but not limited to, (i) that certain Employment Agreement, dated April 20, 2000, among Employee, Kinder Morgan, Inc., a Kansas corporation, and Kinder Morgan G.P., Inc., a Delaware corporation, as to which the Company and Employee is relying upon a letter dated August 28, 2003 from Kinder Morgan, Inc. and Kinder Morgan G.P., Inc. to the Company, and (ii) the breach by Employee of a fiduciary duty to any former employers (including Kinder Morgan, Inc. and Kinder Morgan G.P., Inc.).

16. Entire Agreement; Amendment; Termination of Previous Agreement. This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto with respect to the subject matter hereof and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.

17. Potential Unenforceability of Any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Company or Employee, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

18. Assignment. This Agreement is personal and not assignable by Employee but it may be assigned by the Company without notice to or consent of Employee to, and shall thereafter be binding upon and enforceable by, any affiliate of the Company and any person or entity who shall acquire or succeed to substantially all of the business or assets of the Company or substantially all of the business or assets of the operating unit to which Employee is assigned (and such person shall be deemed included in the definition of the “Company” for all purposes of this Agreement) but is not otherwise assignable by the Company.

19. Waiver of Breach. Failure of the Company to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of the term, covenant or condition, nor shall any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

20. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

21. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

22. Governing Law. This Agreement and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri applicable to agreements made and to be performed entirely within the State, including, but not limited to, all matters of enforcement, validity and performance.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon both of the parties hereto, notwithstanding that both parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and Employee has hereunto set his hand, on the day and year first above written.

INERGY GP, LLC

By:	/s/ JOHN J. SHERMAN
Name:	John J. Sherman
Title:	President and CEO

/s/ DAVID G. DEHAEMERS, JR.
David G. Dehaemers, Jr.

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